Exhibit 99.1

Dyadic Extends Research and Development Agreement with VTT

JUPITER, FLORIDA / ACCESSWIRE / July 5, 2019 - Dyadic International, Inc. (“Dyadic” or the "Company") (NASDAQ: DYAI), a global platform biotechnology company, announced today that it has extended its research and development contract ("Contract") through June 2022 with VTT Technical Research Centre of Finland Ltd. ("VTT"), a world leading synthetic biology research and development organization.

Under the terms of this extended multi-year agreement, Dyadic will provide funding to VTT to continue to apply its advanced synthetic biology methods, including VTT’s patented synthetic promoters to further engineer the Company’s C1 cell line. The agreement also provides for potential milestone payments to VTT for achieving specified productivity levels and glycosylation properties within specified timelines.

Dyadic will provide additional funding to VTT for certain Dyadic internal research projects and other third party collaborations, including Sanofi and the Serum Institute of India. In addition, Dyadic and its C1 sublicensees will have the right to use for an access fee the synthetic tools developed by VTT to further increase the productivity and yield of C1.

“We are very pleased to continue our relationship with VTT which began in 2016 and have access to its patented genetic tools and their substantial cell engineering expertise,” said Mark Emalfarb, Dyadic’s CEO. “Our goal is to further develop our C1 gene expression platform to help accelerate the development, lower production costs and improve the performance of biologic vaccines, drugs and other biologic products at flexible commercial scales.”

Dr. Ronen Tchelet, Dyadic’s VP of Research and Development, further comment, "Through our collaborative scientific efforts with VTT, the data generated has exceeded our expectations on several fronts including the pace of development and level of protein productivity and stability. A recent example is the very high expression level reached of a full-length monoclonal antibody (mAb) of 22 grams per liter in seven (7) days.”

“We are very excited to continue this very important collaboration with Dyadic. VTT’s goal is to solve global challenges and by doing that accelerate growth and wellbeing in society and for our customers. Working together with Dyadic has already resulted in record levels of productivity of several different types of proteins using very low cost defined synthetic media. Given our strong background in fungal molecular biology and bioprocessing, we look forward to further enhancing C1’s capabilities to further expand the range of growth opportunities for Dyadic.” said Jussi Manninen, Executive Vice President of VTT. “This co-operation is a great example of how innovations help our customers succeed and make a positive impact in society.”

About VTT Technical Research Centre of Finland Ltd

VTT Technical Research Centre of Finland Ltd is one of the leading research and technology organizations in Europe. We use our research and knowledge to provide expert services for our domestic and international customers and partners in both private and public sectors. We have 75 years of experience supporting our clients growth with top-level research and science-based results. For more information, please visit https://www.vttresearch.com/.

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company which is developing what it believes will be a potentially significant biopharmaceutical gene expression platform based on the fungus Myceliophthora thermophila, named C1. The C1 microorganism, which enables the development and large scale manufacture of low cost proteins, has the potential to be further developed into a safe and efficient expression system that may help speed up the development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales. Dyadic is using the C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of human and animal vaccines and drugs (such as virus like particles (VLPs) and antigens), monoclonal antibodies, Fab antibody fragments, Fc-Fusion proteins, biosimilars and/or biobetters, and

Exhibit 99.1

other therapeutic proteins. Additionally, and more recently, Dyadic is also beginning to explore the use of its C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of Adeno-associated viral vectors (AAV), certain metabolites and other biologic products. Dyadic pursues research and development collaborations, licensing arrangements and other commercial opportunities with its partners and collaborators to leverage the value and benefits of these technologies in development and manufacture of biopharmaceuticals. In particular, as the aging population grows in developed and undeveloped countries, Dyadic believes the C1 technology may help bring biologic vaccines, drugs and other biologic products to market faster, in greater volumes, at lower cost, and with new properties to drug developers and manufacturers and, hopefully, improve access and cost to patients and the healthcare system, but most importantly save lives.

Please visit Dyadic’s website at www.dyadic.com for additional information, including details regarding Dyadic’s plans for its biopharmaceutical business.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance.  Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.  For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website at www.dyadic.com

Contact:

Dyadic International, Inc.
Mark Emalfarb, CEO
Phone: +1 (561) 743-8333
Email: memalfarb@dyadic.com

Contact:

VTT Technical Research Centre of Finland Ltd
Jussi Manninen, Executive Vice President
Phone: +358 40 535 5947
Email: Jussi.Manninen@vtt.fi